Exhibit 4.5

DESCRIPTION OF SECURITIES of NEWHOLD

As of the date hereof, NewHold Investment Corp. III has three classes of securities registered under Section 12 of the Exchange Act: SPAC Public Units, SPAC Public Warrants and SPAC Class A Ordinary Shares. The following summary of the material terms of the securities of NewHold prior to the Business Combination is not intended to be a complete summary of the rights and preferences of such securities and is subject to and qualified by references to the NewHold Articles as in effect immediately prior to the Closing. You are urged to read the NewHold Articles in their entirety for a complete description of the rights and preferences of NewHold securities. In this section, “we,” “us,” “our” and “Company” refers to NewHold.

General

We are a Cayman Islands exempted company with limited liability and our affairs are governed by the NewHold Articles, the Cayman Companies Act and the common law of the Cayman Islands. Pursuant to the NewHold Articles, we are authorized to issue 479,000,000 SPAC Class A Ordinary Shares of a par value of UD $0.0001 each, 20,000,000 SPAC Class B Ordinary Shares of a par value of US$ 0.0001 each and 1,000,000 NewHold Preference Shares of a par value of US$ 0.0001 each. The following description summarizes certain terms of our share capital as set out more particularly in the NewHold Articles. Because it is only a summary, it may not contain all the information that is important to you.

Units

SPAC Public Units

Each SPAC Public Unit has an offering price of $10.00 and consists of one SPAC Class A Ordinary Share and one-half of one redeemable SPAC Public Warrant. Each SPAC Public Warrant entitles the holder thereof to purchase one SPAC Class A Ordinary Share at a price of $11.50, subject to adjustment Pursuant to the Warrant Agreement, a warrant holder may exercise its SPAC Public Warrants only for a whole number of SPAC Class A Ordinary Shares. This means only a whole warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-half of one SPAC Public Warrant to purchase a SPAC Class A Ordinary Share, such SPAC Public Warrant will not be exercisable. If a warrant holder holds two-halves of one SPAC Public Warrant, such whole SPAC Public Warrant will be exercisable for one SPAC Class A Ordinary Share at a price of $11.50 per share. The SPAC Class A Ordinary Shares and SPAC Public Warrants comprising the SPAC Public Units are expected to begin separate trading on the 52nd day following the date of the SPAC IPO unless the underwriters inform us of their decision to allow earlier separate trading. Once the SPAC Class A Ordinary Shares and SPAC Public Warrants commence separate trading, holders will have the option to continue to hold SPAC Public Units or separate their SPAC Public Units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the SPAC Public Units into SPAC Class A Ordinary Shares and SPAC Public Warrants. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant.

SPAC Private Placement Units

The SPAC Private Placement Units (including the private placement SPAC Class A Ordinary Shares, the SPAC Private Placement Warrants and the private placement SPAC Class A Ordinary Shares issuable upon exercise of such SPAC Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions as described in the prospectus for the SPAC IPO under “Principal Shareholders — Restrictions on Transfers of Founder Shares and Private Units,” to our officers and directors and other persons or entities affiliated with our Sponsor). Otherwise, the SPAC Private Placement Units have terms and provisions that are identical to the SPAC Public Units sold in the SPAC IPO. If SPAC does not consummate the Business Combination within 24 months from the closing of the SPAC IPO, the proceeds from the sale of the SPAC Private Placement Units held in the Trust Account will be used to fund the redemption of the SPAC Public Shares (subject to the requirements of applicable law) and the SPAC Private Placement Units (and the component securities) will expire worthless.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into SPAC Private Placement Units at a price of $10.00 per SPAC Private Placement Unit at the option of the lender at the time of the Business Combination-identical to the SPAC Private Placement Units.

Additionally, the SPAC Private Placement Units that have not already been separated will automatically separate into their component parts in connection with the completion of the Business Combination and will no longer be listed thereafter.

The SPAC Private Placement Units and underlying SPAC Class A Ordinary Shares and SPAC Private Placement Warrants purchased by the underwriters and/or their permitted designees have been deemed compensation by FINRA and are therefore subject to lock-up, registration and termination restrictions. Pursuant to FINRA Rule 5110(e), the SPAC Private Placement Units purchased by the underwriters and/or their permitted designees may not be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales of the SPAC IPO except to any member participating in the private placement offering and the officers or partners, registered persons or affiliates thereof or as otherwise permitted by FINRA Rule 5110(e)(2). In addition, for as long as the SPAC Private Placement Warrants underlying the SPAC Private Placement Units are held by the underwriters and/or their permitted designees, they may not be exercised after five years from the commencement of the SPAC IPO. The underwriters and/or their permitted designees will have resale registration rights, but may not exercise their demand and “piggy back” registration rights beyond five (5) and seven (7) years, respectively, from the commencement of sales of the SPAC IPO and may not exercise their demand rights on more than one occasion.

SPAC Ordinary Shares

As of the date of this proxy statement/prospectus, there were 6,707,663 SPAC Class B Ordinary Shares outstanding, all of which were held of record by our initial shareholders, so that our initial shareholders own approximately 25% of our issued and outstanding SPAC Ordinary Shares (excluding the Private Placement Shares). As of the date of this proxy statement/prospectus, 27,612,763 of our SPAC Ordinary Shares will be outstanding:

●	20,125,000 SPAC Class A Ordinary Shares

●	6,707,663 SPAC Class B Ordinary Shares held by our initial shareholders; and

●	780,100 SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units to be held by our Sponsor and the underwriters.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. However, only holders of SPAC Class B Ordinary Shares will have the right to (i) appoint and remove directors in any election held prior to the completion of the Business Combination, meaning that holders of SPAC Class A Ordinary Shares will not have the right to vote to appoint any directors until after the completion of the Business Combination and (ii) continue SPAC in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the Governing Documents or to adopt new Governing Documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). The provisions of the NewHold Articles governing these matters prior to the Business Combination may only be amended by a special resolution passed by the affirmative vote of the holders representing at least 90% of the issued SPAC Class B Ordinary Shares. On any other matter submitted to a vote of SPAC’s Shareholders prior to or in connection with the completion of the Business Combination, holders of SPAC Class A Ordinary Shares and holders of SPAC Class B Ordinary Shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law. Unless otherwise specified in the NewHold Articles, or as required by applicable provisions of the Cayman Companies Act or applicable stock exchange rules, the affirmative vote of a majority of our SPAC Ordinary Shares that are represented in person or by proxy and are voted is required to approve any such matter voted on by SPAC Shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, which (except as outlined above) requires the affirmative vote of at least two-thirds of the holders of the SPAC Ordinary Shares as, being entitled to do so, vote in person, where proxies are allowed, by proxy at the applicable general meeting, (noting that the NewHold Articles will require that resolutions put to the vote of a meeting shall be decided on a poll, in accordance with section 60(4) of the Companies Act and regard shall be had to the number of votes to which each member is entitled to cast when computing whether the requisite approval threshold has been obtained to pass a special resolution); such actions include amending the NewHold Articles (other than the provisions referred to above) ) and approving a statutory merger or consolidation with another company.

Assuming all issued and outstanding shares are voted on each proposal, it will require [_] Public Shares, or approximately [_]% of the 20,125,000 Public Shares held by SPAC Public Shareholders, to be voted in favor of the Merger Proposal, and it would require [_] Public Shares, or approximately [_] % of the 20,125,000 Public Shares held by SPAC Public Shareholders, to be voted in favor of each of the Business Combination Proposal. The Business Combination is not structured in a way that requires a majority vote of SPAC Public Shareholders to approve the Business Combination. If not all issued and outstanding shares vote on the Merger Proposal, it may not require a majority of SPAC Public Shareholders to approve the Business Combination.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares entitled to vote and voted for the appointment of directors can appoint all of the directors. SPAC Shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because the NewHold Articles authorize the issuance of up to 479,000,000 SPAC Class A Ordinary Shares, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of SPAC Class A Ordinary Shares which we are authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our initial business combination. Our board of directors is divided into three classes with only one class of directors being appointed in each year and each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term.

In accordance with Nasdaq corporate governance requirements, SPAC is not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Cayman Companies Act for us to hold annual or extraordinary general meetings or appoint directors other than to ensure that SPAC has at least one director at all times. We may not hold an annual general meeting to appoint new directors prior to the consummation of the Business Combination.

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Public Shares, regardless of whether they abstain, vote for, or vote against, the Business Combination, upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially anticipated to be $10.05 per Public Share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters.

Our Sponsor, officers and directors have entered into the SPAC IPO Letter Agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of the Business Combination. Unlike many special purpose acquisition companies that hold shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of Public Shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a shareholder vote is not required by law and we do not decide to hold a shareholder vote for business or other legal reasons, we will, pursuant to the NewHold Articles, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. The NewHold Articles require these tender offer documents to contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a shareholder approval of the transaction is required by law, or we decide to obtain shareholder approval for business or other reasons, we, like many special purpose acquisition companies, would offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek shareholder approval, we will complete our initial business combination only if we receive an ordinary resolution under Cayman Islands law and the NewHold Articles, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of SPAC. However, if the Business Combination is structured as a statutory merger or consolidation of SPAC with another company under Cayman Islands law, the approval the Business Combination will require a special resolution, which requires the affirmative vote of at least two-thirds of the holders of the SPAC Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, (noting that the NewHold Articles of SPAC will require that resolutions put to the vote of a meeting shall be decided on a poll, in accordance with section 60(4) of the Cayman Companies Act and regard shall be had to the number of votes to which each member is entitled to cast when computing whether the requisite approval threshold has been obtained to pass a special resolution). However, the participation of our Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions, if any, could result in the approval of our initial business combination even if a majority of our Public Shareholders vote, or indicate their intention to vote, against such initial business combination. For purposes of seeking approval of an ordinary resolution, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. The NewHold Articles require that at least five clear days’ notice will be given of any general meeting.

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, the NewHold Articles provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to (the “Excess Shares”), without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And, as a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

In connection with the Business Combination, our initial shareholders, Sponsor, officers and directors have agreed to vote any Founder Shares they hold and any Public Shares purchased during or after the SPAC IPO in favor of our initial business combination. As a result, in addition to our initial shareholders’ Founder Shares, we would need [_] or approximately [_] % of the 20,125,000 Public Shares outstanding to be voted in favor of the initial business combination in order to have our initial business combination approved. Assuming that the holders of only one-third of our issued and outstanding SPAC Ordinary Shares are present in person or by proxy, representing a quorum the NewHold Articles, and all such shares are voted, we would not need any of the 20,125,000 Public Shares outstanding as of the date hereof to be voted in favor of an initial business combination in order to have our initial business combination approved. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against or abstain from voting on the proposed transaction or whether they were a Public Shareholder on the Record Date for the SPAC Shareholders’ Meeting held to approve the proposed Transaction.

Pursuant to the NewHold Articles, if we are unable to complete our initial business combination within the completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our initial shareholders have entered into agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units if we fail to complete our initial business combination within the completion window. However, if our initial shareholders or management team acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of SPAC after a business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the SPAC Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the SPAC Ordinary Shares, except that we will provide our Public Shareholders with the opportunity to redeem their Public Shares for cash at a per share price equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares, upon the completion of our initial business combination, subject to the limitations and on the conditions described herein.

Founder Shares

The Founder Shares are designated as SPAC Class B Ordinary Shares and, except as described below, are identical to the SPAC Class A Ordinary Shares included in the SPAC Public Units being sold in the SPAC IPO, and holders of Founder Shares have the same shareholder rights as Public Shareholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Founder Shares are entitled to registration rights, and (iii) only holders of SPAC Class B Ordinary Shares will have the right to vote on the appointment of directors prior to the completion of our initial business combination and on a vote to continue SPAC in a jurisdiction outside of the Cayman Islands. Our initial shareholders, Sponsor, officers and directors have entered into the SPAC IPO Letter Agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares, SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units and Public Shares they hold in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to any Founder Shares, SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units and Public Shares they hold in connection with a shareholder vote to approve an amendment to the NewHold Articles to modify the substance or timing of our obligation to allow redemption in connection with the Business Combination or to redeem 100% of our Public Shares if we have not consummated an initial business combination within the completion window or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units they hold if we fail to complete our initial business combination within the completion window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within such time period and to liquidating distributions from assets outside the Trust Account and (D) vote any Founder Shares held by them and any Public Shares purchased during or after the SPAC IPO (including in open market and privately-negotiated transactions) in favor of. Additionally, (i) the Founder Shares are automatically convertible into SPAC Class A Ordinary Shares (unless otherwise provided in our initial business combination agreement) concurrently with or immediately following the consummation of our initial business combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment as described herein and in the NewHold Articles; and (ii) only holders of SPAC Class B Ordinary Shares will have the right to appoint directors prior to or in connection with the completion of our initial business combination. If we submit our initial business combination to our Public Shareholders for a vote, our initial shareholders have agreed to vote their Founder Shares, SPAC Class A Ordinary Shares underlying the SPAC Private Placement Units and Public Shares purchased during or after the SPAC IPO in favor of our initial business combination.

The Founder Shares will automatically convert (unless otherwise provided in our initial business combination agreement) into SPAC Class A Ordinary Shares concurrently with or immediately following the consummation of our initial business combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional SPAC Class A Ordinary Shares or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the SPAC IPO and related to or in connection with the closing of the initial business combination, the ratio at which SPAC Class B Ordinary Shares convert into SPAC Class A Ordinary Shares will be adjusted (unless the holders of a majority of the outstanding SPAC Class B Ordinary Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of SPAC Class A Ordinary Shares issuable upon conversion of all SPAC Class B Ordinary Shares will equal, in the aggregate, 25% of the sum of (i) the total number of all SPAC Class A Ordinary Shares outstanding upon the completion of the SPAC IPO (including any SPAC Class A Ordinary Shares issued pursuant to the underwriters’ over-allotment option and excluding the SPAC Class A Ordinary Shares that are included within the SPAC Private Placement Units), plus (ii) all SPAC Class A Ordinary Shares and equity-linked securities issued or deemed issued in connection with an initial business combination, excluding any SPAC Class A Ordinary Shares or equity-linked securities or rights exercisable for or convertible into SPAC Class A Ordinary Shares issued, or to be issued, to any seller in the initial business combination and any SPAC Private Placement Units issued to our Sponsor or any of its affiliates or to our officers or directors upon conversion of working capital loans) minus (iii) any redemptions of SPAC Class A Ordinary Shares by Public Shareholders in connection with an initial business combination, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of: (i) six months after the completion of our initial business combination or earlier if, subsequent to our initial business combination, the closing price of the SPAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 30 days after our initial business combination, and (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their SPAC Class A Ordinary Shares for cash, securities or other property.

Register of Members

Under Cayman Islands law, we must keep a register of members and there will be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares of each member;

●	whether voting rights attach to the shares in issue;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our SPAC is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of the SPAC IPO, the register of members will be immediately updated to reflect the issue of shares. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our SPAC Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

NewHold Preference Shares

The NewHold Articles authorize 1,000,000 NewHold Preference Shares and provide that NewHold Preference Shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue NewHold Preference Shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the SPAC Ordinary Shares and could have anti-takeover effects. The ability of our board of directors to issue NewHold Preference Shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no NewHold Preference Shares outstanding at the date hereof. Although we do not currently intend to issue any NewHold Preference Shares, we cannot assure you that we will not do so in the future.

SPAC Warrants

SPAC Public Warrants

Each whole SPAC Public Warrant entitles the registered holder to purchase one SPAC Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination, provided that we have an effective registration statement under the Securities Act covering the SPAC Class A Ordinary Shares issuable upon exercise of the SPAC Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their SPAC Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its SPAC Public Warrants only for a whole number of SPAC Class A Ordinary Shares. This means only a whole SPAC Public Warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the SPAC Public Units and only whole SPAC Public Warrants will trade. Accordingly, unless you purchase at least two SPAC Public Units, you will not be able to receive or trade a whole SPAC Public Warrant. The SPAC Public Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any SPAC Class A Ordinary Shares pursuant to the exercise of a SPAC Public Warrant and will have no obligation to settle such SPAC Public Warrant exercise unless a registration statement under the Securities Act with respect to the SPAC Class A Ordinary Shares underlying the SPAC Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No SPAC Public Warrant will be exercisable and we will not be obligated to issue a SPAC Class A Ordinary Share upon exercise of a SPAC Public Warrant unless the SPAC Class A Ordinary Share issuable upon such SPAC Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the SPAC Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a SPAC Public Warrant, the holder of such SPAC Public Warrant will not be entitled to exercise such SPAC Public Warrant and such SPAC Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any SPAC Public Warrant. In the event that a registration statement is not effective for the exercised SPAC Public Warrants, the purchaser of a SPAC Public Unit containing such SPAC Public Warrant will have paid the full purchase price for the SPAC Public Unit solely for the SPAC Class A Ordinary Share underlying such SPAC Public Unit.

The SPAC Class A Ordinary Shares issuable upon exercise of the SPAC will become exercisable 30 days after the completion of our initial business combination. However, because the SPAC Public Warrants will be exercisable until their expiration date of up to five years after the completion of our initial business combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our initial business combination under the terms of the Warrant Agreement, we have agreed that as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement covering the registration, under the Securities Act, of the SPAC Class A Ordinary Shares issuable upon exercise of the SPAC Public Warrants and thereafter will use our commercially reasonable efforts to cause the same to become effective within 60 business days following our initial business combination and to maintain a current prospectus relating to the SPAC Class A Ordinary Shares issuable upon exercise of the SPAC Public Warrants, until the expiration of the SPAC Public Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the SPAC Class A Ordinary Shares issuable upon exercise of the SPAC Public Warrants is not effective by the sixtieth (60th) business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise SPAC Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our SPAC Class A Ordinary Shares are at the time of any exercise of a SPAC Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of SPAC Public Warrants who exercise their SPAC Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of SPAC Public Warrants for Cash

Once the SPAC Public Warrants become exercisable, we may call the SPAC Public Warrants for redemption for cash:

●	in whole and not in part;

●	at a price of $0.01 per SPAC Public Warrant, upon a minimum of 30 days’ prior written notice of redemption (the “30-Day Redemption Period”) to each warrant holder; and

●	if, and only if, the closing price of the SPAC Class A Ordinary equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of SPAC Public Warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of our initial business combination and ending three business days before we send the notice of redemption to the warrant holders.

If and when the SPAC Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of Class A Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the SPAC Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the SPAC Public Warrants, each warrant holder will be entitled to exercise his, her or its SPAC Public Warrant prior to the scheduled redemption date. However, the price of the SPAC Class A Ordinary Shares may fall below the applicable redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 SPAC Public Warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a SPAC Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such SPAC Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the SPAC Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    SPAC Class A Ordinary Shares, or by a split-up of SPAC Ordinary Shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of SPAC Class A Ordinary Shares issuable on exercise of each SPAC Public Warrant will be increased in proportion to such increase in the outstanding SPAC Ordinary Shares. A rights offering made to all or substantially all to holders of SPAC Ordinary Shares entitling holders to purchase SPAC Class A Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of SPAC Class A Ordinary Shares equal to the product of (i) the number of SPAC Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for SPAC Class A Ordinary Shares) and (ii) the quotient of (x) the price per SPAC Class A Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for SPAC Class A Ordinary Shares, in determining the price payable for SPAC Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of SPAC Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the SPAC Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the SPAC Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of SPAC Class A Ordinary Shares on account of such SPAC Class A Ordinary Shares (or other securities into which the SPAC Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of SPAC Class A Ordinary Shares in connection with a proposed initial business combination, or (d) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the SPAC Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each SPAC Class A Ordinary Share in respect of such event.

If the number of outstanding SPAC Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of SPAC Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of SPAC Class A Ordinary Shares issuable on exercise of each SPAC Public Warrant will be decreased in proportion to such decrease in outstanding SPAC Class A Ordinary Shares.

Whenever the number of SPAC Class A Ordinary Shares purchasable upon the exercise of the SPAC Public Warrants is adjusted, as described above, the SPAC Public Warrant exercise price will be adjusted by multiplying the SPAC Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of SPAC Class A Ordinary Shares purchasable upon the exercise of the SPAC Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of SPAC Class A Ordinary Shares so purchasable immediately thereafter.

In addition, if (x) we issue additional SPAC Class A Ordinary Shares or equity-linked securities, for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per SPAC Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any Founder Shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our SPAC Class A Ordinary Shares during the 20-trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) of our SPAC Class A Ordinary Shares is below $9.20 per share, then the exercise price of the SPAC Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding SPAC Class A Ordinary Shares (other than those described above or that solely affects the par value of such SPAC Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding SPAC Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the SPAC Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the SPAC Public Warrants and in lieu of the SPAC Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of SPAC Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the SPAC Public Warrants would have received if such holder had exercised their SPAC Public Warrants immediately prior to such event (the “Alternative Issuance”).

The SPAC Public Warrants will be issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the SPAC Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding SPAC Public Warrants. You should review a copy of the Warrant Agreement, which was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on March 6, 2025, for a complete description of the terms and conditions applicable to the SPAC Public Warrants.

The SPAC Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of SPAC Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of SPAC Ordinary Shares and any voting rights until they exercise their SPAC Public Warrants and receive SPAC Class A Ordinary Shares. After the issuance of SPAC Class A Ordinary Shares upon exercise of the SPAC Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the SPAC Public Warrants. If, upon exercise of the SPAC Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of SPAC Class A Ordinary Shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — NewHold’s Warrant Agreement, which will be amended and restated pursuant to an A&R Warrant Agreement upon the Closing, designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with NewHold in connection with such warrants.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in the SPAC Public Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions in the Warrant Agreement, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

[In  connection with the Closing, SPAC, the Company and Continental Stock Transfer & Trust Company will enter into the A&R Warrant Agreement, pursuant to which, among other things, the Warrant Agreement will be amended to cause each SPAC Warrant to represent the right to receive, from the Closing, a warrant to purchase one Company Class A Ordinary Share, on the terms and subject to the conditions set forth therein. All SPAC Warrants under the Warrant Agreement will no longer be exercisable for SPAC Class A Ordinary Shares, but instead will be exercisable for Company Class A Ordinary Share.]

SPAC Private Placement Warrants

The SPAC Private Placement Warrants and the working capital warrants will be identical to the SPAC Public Warrants except that, so long as they are held by our Sponsor or its permitted transferees, the SPAC Private Placement Warrants and working capital warrants (i) may not (including the SPAC Class A Ordinary Shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (ii) will be entitled to registration rights and (iii) with respect to SPAC Private Placement Warrants held by BTIG and/or its designees, will not be exercisable more than five years from the commencement of sales in the SPAC IPO in accordance with FINRA Rule 5110(g)(8). Amending our warrant agreement will require a vote of holders of at least 50% of the SPAC Private Placement Warrants or working capital warrants (including, for the avoidance of doubt, the forfeiture or cancellation of any SPAC Private Placement Warrants or working capital warrants) solely with respect to any amendment to the terms of the SPAC Private Placement Warrants or working capital warrants (including the vote or written consent of BTIG with respect to the SPAC Private Placement Warrants). All other modifications or amendments require the vote or written consent the holders of at least 50% of the then-outstanding SPAC Public Warrants.

Dividends

We have not paid any cash dividends on our SPAC Ordinary Shares to date and do not intend to pay cash dividends prior to the completion of a Business Combination. A Cayman Islands company may pay a dividend on its shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if following such payment the Company would be unable to pay its debts as they fall due in the ordinary course of business. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our SPAC Ordinary Shares and warrant agent for our SPAC Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the Trust Account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the Trust Account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the Trust Account and not against the any monies in the Trust Account or interest earned thereon.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually not less than two-thirds of the votes cast by shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, or in the case of corporations, by their duly authorized representatives, at a shareholder meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that holds issued shares that together represent 90% of the issued shares of each class in a subsidiary company) and its subsidiary company, provided the parent company is the surviving entity and a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is existing, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation. Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a verified list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. A shareholder who dissents must do so in respect of all shares that that person holds in the constituent company. Upon the giving of a notice of dissent under paragraph (iii) above, the shareholder to whom the notice relates shall cease to have any of the rights of a shareholder except the right to be paid the fair value of that person’s shares and certain rights specified in the Cayman Companies Act. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenting shareholders holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date, or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved (i) in relation to a compromise or arrangement between a company and its creditors or any class of them, a majority in number of such creditors or class of creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of such creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a general meeting summoned for that purpose; and (ii) in relation to a compromise or arrangement between a company and its shareholders or any class of them, shareholders who represent three-fourths in value of the company’s shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions.    When a takeover offer is made and accepted by holders of 90% in value of the shares to whom the offer relates is made within four months, the offeror may, within a two-month period after the expiration of the initial four-month, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements, of an operating business.

Shareholders’ Suits. Ogier, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities.    The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Ogier (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty~~,~~ inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies.    We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Law;

●	an exempted company’s register of members is not open to inspection and can be kept outside of the Cayman Islands;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no nominal or par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance); and

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Amended and Restated Memorandum and Articles of Association

Our Amended and Restated Memorandum and Articles of Association

The NewHold Articles contain provisions designed to provide certain rights and protections relating to the SPAC IPO that will apply to us until the completion of our initial business combination. These provisions cannot be amended without a special resolution. As a matter of Cayman Islands law, a special resolution is a resolution that (i) has been passed by a majority of at least two-thirds (or any higher threshold specified in a company’s articles of association) of such of a company’s shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, has been approved by a unanimous written resolution of all of the company’s shareholders who are entitled to vote on such matter (or such lower threshold as may be allowed under the Companies Law from time to time). The NewHold Articles require that resolutions put to the vote of a meeting shall be decided on a poll, in accordance with section 60(4) of the Cayman Companies Act and regard shall be had to the number of votes to which each member is entitled to cast when computing whether the requisite approval threshold has been obtained to pass a special resolution). The provisions regulating the appointment and removal of directors and continuing the company in a jurisdiction outside the Cayman Islands may only be amended by a special resolution passed by the affirmative vote of the holders representing at least 90% of the issued SPAC Class B Ordinary Shares. Other than as described above, the NewHold Articles provide that special resolutions must be approved either by at least two-thirds of the holders of the SPAC Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, (noting that the NewHold Articles will require that resolutions put to the vote of a meeting shall be decided on a poll, in accordance with section 60(4) of the Cayman Companies Act and regard shall be had to the number of votes to which each member is entitled to cast when computing whether the requisite approval threshold has been obtained to pass a special resolution) (i.e., the lowest threshold permissible under Cayman Islands law), or by a written resolution passed in accordance with the Cayman Companies Act.

Our initial shareholders collectively own 25% of the SPAC Ordinary Shares upon the closing of the SPAC IPO (not including the SPAC Class A Ordinary Shares that are included within the SPAC Private Placement Units), will participate in any vote to the NewHold Articles and will have the discretion to vote in any manner they choose. Specifically, our NewHold Articles provides, among other things, that:

●	If we have not completed our initial business combination within the completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law;

●	Prior to our initial business combination, we may not, except in connection with the conversion of the SPAC Class B Ordinary Shares into the SPAC Class A Ordinary Shares where the holders of such shares have waived any rights to receive funds from the Trust Account, issue additional shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with Public Shares on any initial business combination;

●	If a shareholder vote on our initial business combination is not required by law and we do not decide to hold a shareholder vote for business or other reasons, we would offer to redeem our Public Shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

●	Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account).

●	If our shareholders approve an amendment to the NewHold Articles not for the purposes of approving, or in conjunction with the consummation of, an initial business combination (i) to modify the substance or timing of our obligation to allow redemption in connection with an initial business combination or to redeem 100% of our Public Shares if we do not complete an initial business combination within the completion window or (ii) with respect to any other provision relating to the rights of holders of the SPAC Class A Ordinary Shares or pre-initial business combination activity, we will provide our Public Shareholders with the opportunity to redeem all or a portion of the SPAC Class A Ordinary Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then-outstanding Public Shares;

●	We will not effectuate our initial business combination solely with another blank check company or a similar company with nominal operations; and

●	Only holders of the SPAC Class B ordinary shares have the right to vote on appointing or removing directors or continuing our company in a jurisdiction outside the Cayman Islands (as further described herein), prior to the consummation of our initial business combination.

The NewHold Articles provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the NewHold Articles or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former directors, officers or other employees to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or the NewHold Articles, or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States of America) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The NewHold Articles also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum. The forum selection provision in the NewHold Articles will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct, is involved with terrorism or terrorist property or proliferation financing or is the business combination partner of a financial sanction and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct, money laundering or proliferation financing or is the business combination partner of a financial sanction; or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise. We reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering, counter-terrorist financing, prevention of proliferation financing and financial sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

Should a shareholder or its duly authorized delegates or agents be, or become (or is believed by the company or its affiliates (“Agents”) to be or become) at any time while it owns or holds an interest in the company, (a) an individual or entity named on any sanctions list maintained by the United Kingdom (including as extended to the Cayman Islands by Orders in Council) or the Cayman Islands or any similar list maintained under applicable law or is otherwise subject to applicable sanctions in the Cayman Islands (a “Sanctions Subject”) or (b) an entity owned or controlled directly or indirectly by a Sanctions Subject, as determined by the company in its sole discretion, then (i) the company or its Agents may immediately and without notice to the shareholder cease any further dealings with the shareholder or freeze any dealings with the interests or accounts of the shareholder (e.g., by prohibiting payments by or to the shareholder or restricting or suspending dealings with the interests or accounts) or freeze the assets of the company (including interests or accounts of other shareholders who are not Sanctions Subjects), until the relevant person ceases to be a Sanctions Subject or a license is obtained under applicable law to continue such dealings (a “Sanctioned Persons Event”), (ii) the company and its Agents may be required to report such action or failure to comply with information requests and to disclose the shareholder’s identity (and/or the identity of the shareholder’s beneficial owners and control persons) to the Cayman Islands Monetary Authority, the Cayman Islands Financial Reporting Authority, or other applicable governmental or regulatory authorities (without notifying the Subscriber that such information has been so provided) and (iii) the company and its Agents have no liability whatsoever for any liabilities, costs, expenses, damages and/or losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of revenue, loss of reputation and all interest, penalties and legal costs and all other professional costs and expenses) incurred by the shareholder as a result of a Sanctioned Persons Event.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgates pursuant thereto (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that, through your investment in the Company, you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).

In the following discussion, the “Company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal data for their own lawful purposes in connection with services provided to us. For the purposes of this Privacy Notice, “you” or “your” shall mean the subscriber and shall also include any individual connected to the subscriber.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine personal data that you provide to use with personal data that we collect from, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlines, websites and other media sources and international sanctions lists.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed, or (d) where you otherwise consent to the processing of personal data for any other specific purpose. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us. We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use Your Personal Data

The Company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(i)	where this is necessary for the performance of our rights and obligations under any purchase agreements;

(ii)	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering, counter terrorist financing, prevention of proliferation financing, financial sanctions and FATCA/CRS requirements); and/or

(iii)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances, we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Rights of Individual Data Subjects

Individual data subjects have certain data protection rights, including the right to:

●	be informed about the purposes for which your personal data are processed;

●	access your personal data;

●	stop direct marketing;

●	restrict the processing of your personal data;

●	have incomplete or inaccurate personal data corrected;

●	ask us to stop processing your personal data;

●	be informed of a personal data breach (unless the breach is unlikely to be prejudicial to you);

●	complain to the Data Protection Ombudsman; and

●	require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by email at info@ombudsman.ky or by accessing their website here: ombudsman.ky.

Certain Anti-Takeover Provisions of the NewHold Articles

The NewHold Articles provide that our board of directors will be classified into three classes of directors. In addition, prior to the closing of our initial business combination, only holders of the SPAC Class B Ordinary Shares will have the right to vote to appoint and remove directors prior to the completion of our initial business combination. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings. Our authorized but unissued SPAC Class A Ordinary Shares and NewHold Preference Shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved SPAC Class A Ordinary Shares and NewHold Preference Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.